Exhibit 10.70

ACADIA TARRYTOWN LLC,
formerly known as
Acadia-Noddle Tarrytown Development Co., LLC
TO
ANGLO IRISH BANK CORPORATION PLC

MORTGAGE CONSOLIDATION AND MODIFICATION AGREEMENT

Dated:	As of October 30, 2007
Location:	124-134 Wildey Street
County:	Westchester
Town:	Greenburgh
Village:	Tarrytown
Section:	1
Sheet:	2
Lots:	P25 and P25B
RECORD AND RETURN TO:
Sullivan & Worcester LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Hugh P. Finnegan, Esq.

TABLE OF CONTENTS

Section 1.	Definitions

Section 2.	Consolidation; Spreader; Granting Clause

Section 3.	Obligations Secured

Section 4.	Representations and Warranties

Section 5.	Mortgagor’s Covenants

5.1	Title
5.2	Payment and Performance of Obligations
5.3	Insurance
5.4	Payment of Taxes and Liens
5.5	Insurance and Tax Deposits
5.6	Maintenance and Inspections
5.7	Alterations and Additions
5.8	Management and Operation
5.9	Compliance with Laws and Restrictions
5.10	Hazardous Waste
5.11	Condemnation
5.12	Records and Financial Statements
5.13	Alienation
5.14	Senior or Junior Indebtedness
5.15	Preservation of Easements, Licenses and Zoning
5.16	Mortgagee’s Right to Pay or Perform Mortgagor’s Covenants
5.17	Proceedings and Indemnification
5.18	Further Assurances
5.19	Expenses
5.20	Required Repairs
5.21	Estoppel Certificates
5.22	Undertakings

Section 6.	Assignment of Leases and Rents

Section 7.	Security Agreement

Section 8.	Events of Default

Section 9.	Remedies

9.1	Rights upon Default
9.2	Right to Release and Negotiate

9.3	Mortgagor to Surrender Possession
9.4	Rights under UCC

Section 10.	Miscellaneous

10.1	Notices
10.2	Captions
10.3	Modifications
10.4	Non-Waiver
10.5	Cumulative Nature of Rights and Remedies
10.6	Limitation of Third-Party Rights
10.7	Interpretation
10.8	Assignability of Mortgagee’s Interest
10.9	Integration
10.10	Singular Includes Plural
10.11	Severability
10.12	Governing Law
10.13	Incorporation of Exhibits
10.14	Successors and Assigns Bound
10.15	Waiver of Jury Trial

Section 11.	New York Provisions.

11.1	Non-Residential Property
11.2	Trust Fund
11.3	Maximum Amount Secured
Signature of Mortgagor
Acknowledgment(s)

MORTGAGE CONSOLIDATION AND MODIFICATION AGREEMENT
     This Mortgage Consolidation and Modification Agreement, dated as of this 30th day of October, 2007, is made by ACADIA TARRYTOWN LLC, formerly known as Acadia-Noddle Tarrytown Development Co., LLC, a New York limited liability company, having an address at c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605, (“Mortgagor”) in favor of ANGLO IRISH BANK CORPORATION PLC, a banking corporation organized under the laws of the Republic of Ireland having its principal place of business at Stephen Court, 18/21 St. Stephen’s Green, Dublin 2, Ireland (“Mortgagee”).
RECITALS:
     WHEREAS, Mortgagor is the owner of the fee estate in the premises described in Exhibit A attached hereto (the “Premises”) and Mortgagee is the owner and holder of certain mortgages covering the fee estate of Mortgagor in the Premises, as more particularly described in Exhibit C attached hereto (collectively, the “Existing Mortgages”) and of the notes, bonds or other obligations secured thereby, as more particularly described in Exhibit C attached hereto (collectively, the “Existing Notes”);
     WHEREAS, there is, prior to the execution of the note and the mortgage dated the date hereof, presently owing on the Existing Notes and the Existing Mortgages the principal balance of $1,859,478.61 and interest;
     WHEREAS, Mortgagor and Mortgagee have agreed in the manner hereinafter set forth (a) to spread the Existing Mortgages and the respective liens thereof over those portions of the Mortgaged Property not already covered thereby, if any, and (b) to modify the terms and provisions of the Existing Mortgages;
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Mortgagor hereby represents and warrants to and covenants and agrees with Mortgagee as follows:
     Section 1. Definitions. Each reference in this Mortgage to the following terms shall be deemed to have the following meaning:
     Bankruptcy Code: The federal bankruptcy code, 11 U.S.C. § 101 et seq., as the same now exists or may hereafter be amended.
     Collateral: Collectively, the Personal Property, the Proceeds, the Leases, Rents and Security Deposits.
     Commitment Letter: Mortgagee’s term sheet, dated September 6, 2007, setting forth the general terms of the Loan.

     Continuing Expenses: Normal operating expenses of the Mortgaged Property that are incurred during the period of any loss due to a casualty with respect to the Mortgaged Property.
     Cost to Repair: The term “Cost to Repair” is defined in Section 5.3.9 hereof.
     Default Condition: The existence of any Event of Default or the existence of any condition or state of facts which, with the giving of notice or passage of time, or both, would constitute an Event of Default.
     Default Rate: The rate of interest payable under the Note at maturity or upon the occurrence of an Event of Default.
     Deposited Funds: Any and all sums deposited with Mortgagee pursuant to Section 5.5 hereof for payment of Impositions and insurance premiums.
     Environmental Site Assessment Report: The report, dated October 9, 2007 prepared by ATC Associates Inc. and provided to Mortgagee in connection with the Loan.
     Event of Default: Any event of default listed in Section 8 hereof.
     Existing Mortgages: The term “Existing Mortgages” is defined in the Recitals.
     Existing Notes: The term “Existing Notes” is defined in the Recitals.
     Guarantor: The term “Guarantor” shall mean Acadia Strategic Opportunity Fund, LP.
     Guaranty Documents: The term “Guaranty Documents” shall collectively mean that certain Non-Recourse Carve Out Guaranty Agreement, dated the date hereof, executed by Mortgagor and Guarantor in favor of Mortgagee and that certain Environmental Indemnity Agreement, dated the date hereof, executed by Mortgagor and Guarantor in favor of Mortgagee.
     Governmental Authority: Each and every national, state and local governmental body, department, agency or subdivision having jurisdiction over Mortgagor, any Guarantor or the Mortgaged Property or any part thereof or any use, operation or occupancy thereof.
     Hazardous Waste: Any “oil,” “hazardous material,” “hazardous wastes” or “hazardous substances” as defined in the Hazardous Waste Laws, including, without limitation (whether or not included in the definition contained in the Hazardous Waste Laws), PCBs, asbestos, radon and other chemicals which would be materially dangerous to the environment or to human beings.
     Hazardous Waste Laws: Collectively, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of remediation or prevention of releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment, including, but not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
     Hedging Agreement: The term “Hedging Agreement” shall mean any swap, collar, option or similar contract entered into or to be entered into between the Mortgagor and the Mortgagee in connection with the Loan.
     Impositions: Any and all taxes, assessments, water and sewer charges, and other charges of whatever nature which may at any time be assessed against, levied upon or constitute a lien on the whole or any part of the Mortgaged Property, or which otherwise might become a lien prior to this Mortgage or otherwise have priority in the distribution of the proceeds of a judicial sale, and any and all interest, costs or penalties with respect to any and all unpaid taxes, assessments or charges.
     Improvements: Any and all buildings and improvements now or hereafter located on the Premises.
     Lease: Each and every agreement providing for use or occupancy of all or any part of the Mortgaged Property, whether written or oral, whether now existing or hereafter arising, and any and all amendments, renewals and extensions thereof including all guaranties thereof.
     Lessee: Any tenant pursuant to a Lease.
     Licenses: Any and all franchises, licenses and permits whether issued by a Governmental Authority or otherwise, relating to construction on the Premises or any part thereof, or the use, operation or occupancy of the Premises and Improvements or any part thereof or any business conducted thereon.
     Loan: The loan evidenced by the Note.
     Loan Documents: Collectively, the Note, the Security Instruments and the Other Documents.
     Mortgage: The term “Mortgage” is defined in Section 2.2 hereof.
     Mortgaged Property: The term “Mortgaged Property” as defined in Section 2.1 hereof.

     Net Proceeds: The net amount of all insurance proceeds received by Mortgagee pursuant to the provisions of this Mortgage as a result of damage or destruction of the Mortgaged Property, after deducting Mortgagee’s reasonable costs and expenses, if any, in collecting the same available for the repair and restoration of the Improvements.
     Note: The term “Note” means that certain Note Consolidation and Modification Agreement, dated the date hereof, executed by Mortgagor in favor of Mortgagee in the principal amount of up to $9,800,000.00.
     Obligations: The term “Obligations” as defined in Section 3 hereof.
     Other Documents: Any document, instrument or agreement now or hereafter securing the Note or executed by Mortgagor or any Other Liable Party in connection with the Loan, other than the Note and the Security Instruments, including, without limitation, any Hedging Agreement.
     Other Liable Party: Each and every person, corporation, limited liability company, partnership or other entity (other than Mortgagor) now or hereafter liable, absolutely or contingently, for the whole or any part of the indebtedness evidenced by the Note, including, without limitation, the Guarantor.
     Permitted Encumbrances: The liens and encumbrances, if any, listed on Exhibit B attached hereto and incorporated herein by reference and any real estate taxes and assessments with respect to the Premises and Improvements to the extent that the same are not yet due and payable.
     Permitted Use: Retail uses permitted by applicable law.
     Personal Property: Any and all fixtures, machinery, equipment and other personal property of every kind, now or hereafter located in or upon or affixed to the Premises or Improvements, or any part thereof, or now or hereafter used or to be used in connection with any present or future operation of the Premises or Improvements, or any part thereof, and now owned or hereafter acquired by Mortgagor, or in which Mortgagor now or hereafter has an interest, including, without limitation, any and all (i) heating, lighting, incinerating, refrigerating, ventilating, air conditioning, air cooling, lifting, fire extinguishing, plumbing, cleaning, communications and power equipment and apparatus, (ii) gas, water and electrical equipment, (iii) elevators, escalators, switchboards, engines, motors, tanks, pumps, partitions, conduits, ducts and compressors, (iv) electrical and/or gas appliances, incinerators, carpeting, furniture and furnishings, draperies, storm windows and doors, and screens and awnings and (v) Licenses; and any and all renewals of, replacements, accessions or additions to, substitutions for and proceeds of any and all of the foregoing.
     Premises: The term “Premises” is defined in the Recitals.
     Proceeds: Any and all proceeds payable or paid for or with respect to any or as a result of damage or loss to the Premises, Improvements and Personal Property, or any part thereof,

including, without limitation, insurance proceeds, and all awards in connection with any condemnation or other taking of the Premises, Improvements and Personal Property, or any part thereof, or for conveyance in lieu thereof.
     Rents: Any and all rents and other payments of every kind due or payable and to become due or payable to Mortgagor by virtue of the Leases, or otherwise due or payable and to become due or payable to Mortgagor as the result of any use, possession or occupancy of all or any part of the Mortgaged Property.
     Security Deposits: All tenant security deposits held by or deposited with Mortgagor or Mortgagee in connection with any of the Leases, whether in the form of cash, letter of credit or otherwise.
     Security Instruments: (i) this Mortgage, (ii) an Assignment of Leases and Rents from Mortgagor to Mortgagee of even date herewith, (iii) any guaranty or indemnity of the obligations of Mortgagor under the Note or any of the other Loan Documents and (iv) the UCC-1 Financing Statements perfecting the security interest granted herein.
     Section 2. Consolidation; Spreader; Granting Clause.
     2.1. The Existing Mortgages and the respective liens thereof are hereby spread over those portions of the Mortgaged Property not already covered thereby, and for consideration paid and for other good and valuable consideration, the receipt and legal adequacy of which are hereby acknowledged, Mortgagor hereby grants, bargains, sells, conveys, transfers and assigns to Mortgagee, its successors and assigns, forever, WITH MORTGAGE COVENANTS, and Mortgagor hereby grants to Mortgagee, its successors and assigns a security interest in and to all of Mortgagor’s right, title and interest, if any, in the following property, rights and interests (such property, rights and interests being heretofore and hereinafter collectively referred to as the “Mortgaged Property”):
          (i) the Premises;
          (ii) the Improvements;
          (iii) the Personal Property;
          (iv) any and all easements, rights of way, privileges, hereditaments and appurtenances now or hereafter belonging to or inuring to the benefit of the Premises and/or Improvements or any part thereof, all right, title and interest of Mortgagor in and to the land lying within any street or roadway adjoining the Premises or any part thereof, and all right, title and interest of Mortgagor in and to any now or hereafter vacated streets or roads adjoining the Premises or any part thereof;
          (v) any and all issues, benefits and profits of the Premises and/or Improvements;

          (vi) the Leases, Rents and Security Deposits;
          (vii) the Proceeds;
          (viii) the Deposited Funds;
          (ix) any and all records and books of account now or hereafter maintained by Mortgagor in connection with the operation of the Premises, Improvements and Personal Property or any part thereof;
          (x) all of Mortgagor’s right, title and interest in and to any name under which the Premises and/or Improvements may at any time be operated and any variation thereof and the goodwill of Mortgagor in connection herewith or therewith;
          (xi) all of Mortgagor’s right, title and interest in and to any Hedging Agreement.
All of which Premises, Improvements, Personal Property and other property hereby granted, sold and conveyed, or intended so to be, are collectively referred to as the “Mortgaged Property.”
TO HAVE AND TO HOLD the Mortgaged Property unto and to the use of Mortgagee, its successors and assigns forever.
     2.2. The Existing Mortgages and the respective liens thereof, as so spread, constitute in law but one mortgage, a single first mortgage lien, covering the Mortgaged Property and securing the principal sum of up to $9,800,000.00, together with interest thereon as hereinafter provided (the Existing Mortgages, as modified, amended, restated, ratified and confirmed pursuant to the provisions of this Mortgage hereinafter set forth, being hereinafter collectively referred to as the “Mortgage”).
     2.3. The terms, covenants and provisions of the Mortgage are hereby modified, amended and restated in their entirety so that henceforth the terms, covenants and provisions of the Mortgage shall read the same as the paragraphs set forth herein, and the Mortgage, as so modified, amended and restated, is hereby ratified and confirmed in all respects by Mortgagor.
     2.4. Mortgagor represents, warrants and covenants that there are no offsets, counterclaims or defenses against the Note or this Mortgage and that Mortgagor (and the undersigned representative of Mortgagor) has full power, authority and legal right to execute this Mortgage and to keep and observe all of the terms of this Mortgage on Mortgagor’s part to be observed and performed.
     Section 3. Obligations Secured.
     This conveyance is made to secure the following obligations (collectively, the “Obligations”):

          (i) Payment of the indebtedness of Mortgagor to Mortgagee evidenced by the Note;
          (ii) payment by Mortgagor to Mortgagee of any and all sums expended or advanced by Mortgagee pursuant to any term or provision of this Mortgage;
          (iii) performance and observance by Mortgagor of each and every covenant, condition and obligation contained in the Note, this Mortgage, the other Security Instruments and any other document, instrument or agreement now or hereafter given by Mortgagor as additional security for the payment of the indebtedness hereby secured, or otherwise executed in connection therewith;
          (iv) payment by Mortgagor to Mortgagee of any and all sums expended or advanced by Mortgagee pursuant to any term or provision of any Hedging Agreement entered into between Mortgagor and Mortgagee; and
          (v) performance and observance by Mortgagor of every condition and obligation contained in any Hedging Agreement entered into between Mortgagor and Mortgagee.
     Section 4. Representations and Warranties.
     4.1. Mortgagor is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to transact business in the state in which the Premises is located;
     4.2. Mortgagor has the requisite power and authority (a) to own its properties and to carry on its business as now being conducted and as contemplated under this Mortgage and each Lease, (b) to place mortgages and liens upon its assets and (c) to execute and deliver or cause to be executed and delivered the Loan Documents and to perform its obligations thereunder;
     4.3. The execution and delivery of the Loan Documents and the performance of the terms and conditions thereof by Mortgagor, have been duly authorized by all requisite action, and create the valid and binding obligations of Mortgagor, enforceable in accordance with their respective terms;
     4.4. Neither the execution, delivery and performance of this Mortgage by Mortgagor, nor the execution, delivery and performance, by Mortgagor or any other party (except for Mortgagee), of any of the other Loan Documents or any and all other documents, instruments and agreements required by Mortgagee in connection with the Loan, including, without limitation, the execution and delivery of any guaranty by the Guarantor, will violate any provision of (a) law, (b) any order of any court or other Governmental Authority, (c) Mortgagor’s organizational documents or operating agreement, (d) any indenture, agreement or other instrument to which Mortgagor or any Guarantor is a party, or by which Mortgagor or any Guarantor is bound, or be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Mortgagor or any Guarantor, other than as provided herein and in the Security Instruments;
     4.5. All financial data, reports and other information prepared by or for the benefit of Mortgagor or Guarantor and furnished Mortgagee in connection with the Loan are accurate and complete and fairly present the financial position and the results of operations for the periods indicated therein, and there has been no material adverse change in the condition, financial or otherwise, of Mortgagor or the Guarantor since the dates of the most recent financial statements;
     4.6. Neither Mortgagor, nor any Guarantor, nor any corporation, partnership or other legal entity in which Mortgagor or any Guarantor is a principal, is in default under any of their respective material obligations and agreements (including the payment of all federal, state and local taxes), to the best of Mortgagor’s and Guarantor’s knowledge, no condition or state of facts exists which with the giving of notice or passage of time or both would constitute such a default, and there is no action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending, or, to the knowledge of Mortgagor or any Guarantor, threatened against or affecting Mortgagor, any Guarantor, the Mortgaged Property or any properties adjacent to the Mortgaged Property, which, if adversely determined, would have a material adverse effect on the business, operations, properties (including without limitation, the Mortgaged Property), assets or condition, financial or otherwise, of Mortgagor or any Guarantor;
     4.7. To Mortgagor’s knowledge and except as otherwise previously disclosed to Mortgagee in writing, there is no default under and there exists no condition or state of facts which, with the giving of notice or passage of time or both, would constitute a default under any Lease;
     4.8. To the best of Mortgagor’s knowledge, the Mortgaged Property and the use thereof for the Permitted Use does not violate (a) any building, zoning, subdivision, land-use, health, sanitation, environmental protection or other law, ordinance, rule or regulation promulgated by any Governmental Authority or (b) any deed, plat or other restriction of any kind applicable to the Mortgaged Property;
     4.9. To the best of Mortgagor’s knowledge, all utilities and services necessary for the operation of the Mortgaged Property for the Permitted Use and in accordance with each Lease, (a) are available at the boundary of the Premises and are connected to the Improvements, (b) are operational and (c) are of sufficient capacity to adequately service the operation of the Improvements;
     4.10. Except as may be set forth in that certain Title Commitment dated the date hereof issued by Commonwealth Land Title Insurance Company under Title Number 07NYW10958 (the “Title Commitment”), there are no party wall agreements or easements across or affecting the Mortgaged Property which have any adverse effect upon the operation of the Mortgaged Property;

     4.11. To the best of Mortgagor’s knowledge, the Improvements are not located in a designated flood hazard area, as defined in the Flood Disaster Protection Act of 1973 (P.L. 93-234), as amended;
     4.12. There is unrestricted access for the passage of motor vehicles to and from the Premises to and from the public road upon which the Premises fronts and all required curb cut or access permits (if any) have been obtained; and
     4.13. Neither the making of the Loan nor Mortgagee’s acceptance of the Loan Documents will subject Mortgagee to any claim for a brokerage commission, finder’s fee or like charge by virtue of any action of Mortgagor.
     Section 5. Mortgagor’s Covenants. The Mortgagor covenants and agrees with Mortgagee as follows:
     5.1. Title.
          5.1.1 Mortgagor has good and clear, record and marketable title in fee simple to the Mortgaged Property subject only to the Permitted Encumbrances; this Mortgage is and will remain a valid and enforceable lien on the Mortgaged Property; Mortgagor has full power and lawful authority to grant, sell and convey the Mortgaged Property in the manner and form herein done; and Mortgagor will preserve such title, will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons whatsoever, except the holders of the Permitted Encumbrances.
          5.1.2 Mortgagor agrees to deliver, within thirty (30) days after the date hereof, an ALTA standard form of Mortgagee’s loan policy of title insurance with respect to the Premises, in the amount of the Note, insuring the lien of this Mortgage as a good and valid first lien subject only to the Permitted Encumbrances, and containing such endorsements and affirmative coverage as have been requested by or on behalf of Mortgagee in writing prior to the recording hereof or as Mortgagee otherwise reasonably may require.
     5.2. Payment and Performance of Obligations.
          5.2.1 Mortgagor shall pay all indebtedness hereby secured at the time or times and in the manner provided herein, in the Note, or in any other instrument secured hereby.
          5.2.2 Mortgagor will perform and observe all the terms, provisions, covenants and conditions imposed upon Mortgagor under each and every of the Loan Documents, all at the time or times and in the manner provided therein.
     5.3. Insurance.
          5.3.1 Mortgagor shall keep the Improvements continuously insured against loss by fire and the risks covered under a so-called “extended coverage endorsement”, flood, explosion of boilers, heating apparatus and other pressure vessels, and such other hazards, casualties and contingencies as Mortgagee from time to time reasonably may require, in an amount equal to one hundred percent (100%) of the replacement cost of the Improvements. The insurance policy evidencing such coverage: (a) shall be endorsed with an Agreed Amount Endorsement, (b) shall be endorsed with a Loss of Rents Endorsement (or equivalent endorsement) for a twelve (12) month period, and (c) shall contain a deductible satisfactory to Mortgagee. The amount of such insurance coverage shall be reviewed not less than annually and increased whenever necessary so as to provide the required coverage.
          5.3.2 Mortgagor shall continuously keep in full force and effect a policy of public liability insurance and (if relevant) elevator insurance, against claims for bodily injury, death or property damage occurring upon, in or about the Mortgaged Property or any part thereof in which the limits of liability shall not be less than One Million Dollars (US$1,000,000) per occurrence and Two Million Dollars (US$2,000,000) general aggregate, together with an umbrella form liability policy in the amount of Five Million Dollars (US$5,000,000), which shall be in addition to the limits above set forth. Mortgagor agrees to increase the limits of such liability insurance to such higher amounts as Mortgagee from time to time reasonably may require.
          5.3.3 All such insurance shall be evidenced by valid and enforceable policies in form and substance satisfactory to Mortgagee. Without limiting the generality of the foregoing: (a) all such insurance policies shall contain an endorsement requiring thirty (30) days written notice to Mortgagee prior to cancellation or change in the coverage, scope or amount of any such policy or policies, (b) all such insurance policies and certificates thereof shall name Mortgagee, its successors and assigns, as mortgagee, loss payee and additional insured, and (c) any and all policies evidencing casualty insurance shall provide that any and all loss shall be payable to Mortgagee and such loss shall be payable to Mortgagee notwithstanding any act or omission of Mortgagor which might otherwise result in cancellation or forfeiture of said insurance.
          5.3.4 Mortgagor shall deliver to Mortgagee evidence satisfactory to Mortgagee of the issuance of renewal or replacement policies not less than thirty (30) days prior to the expiration date of the policy to be renewed or replaced, accompanied, if requested by Mortgagee, by evidence satisfactory to Mortgagee that all premiums payable with respect to such policies have been paid in full by Mortgagor. In addition, Mortgagor shall provide such other insurance as may be reasonably requested by Mortgagee from time to time.
          5.3.5 From time to time, upon the request of Mortgagee, Mortgagor shall provide Mortgagee with the originals of all policies evidencing the insurance coverage required under this Mortgage. In any event Mortgagor shall furnish to Mortgagee (a) concurrently with the execution of this Mortgage, a certificate of insurance or other evidence of insurance satisfactory to Mortgagee evidencing that Mortgagor has in full force and effect the insurance coverage required hereunder, and (b) from time to time at the request of Mortgagee, a certificate of insurance or other evidence of insurance satisfactory to Mortgagee evidencing that Mortgagor has in full force and effect the insurance coverage required hereunder.
          5.3.6 Mortgagor shall have the right of free choice in the selection of the agent or insurer through or by which the insurance required hereunder is to be placed; provided,

however, said insurer is authorized to write such insurance in the state in which the Premises is located, has a licensed resident agent in said state and has, at all times while this mortgage is in effect, a general policyholder’s rating of A-VIII or better in Best’s latest rating guide.
          5.3.7 Mortgagee shall be, and is hereby, authorized and empowered, for and in the name or names and on behalf of Mortgagor and/or Mortgagee, and for the purposes hereinafter set forth, shall be and is hereby made, constituted and appointed the true and lawful attorney-in-fact of Mortgagor (with full power of substitution and revocation), and in the sole and uncontrolled discretion of said attorney, (a) to demand, adjust, sue for, settle, compromise and collect any amounts due under such insurance polices in the event of loss, and (b) to give releases for any and all amounts received in settlement of loss under such policies; provided, however, so long as no Default Condition exists, Mortgagee shall not exercise such power of attorney unless and until three (3) months have elapsed from the date of such loss without settlement having been made. Unless the settlement of such loss is in excess of the amount of the Obligations, no settlement therefor shall be made without the prior written consent of Mortgagee. The foregoing appointment, being coupled with an interest, is irrevocable until the Obligations are paid and otherwise satisfied in full.
          5.3.8 (a) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Mortgagor shall give prompt notice thereof to Mortgagee. Mortgagor hereby authorizes and empowers Mortgagee, at Mortgagee’s option and at Mortgagee’s sole discretion, as attorney-in-fact for Mortgagor, to make proof of loss, to adjust and compromise any claim under any insurance policy, to appear in and prosecute any action arising from any policy, to collect and receive insurance proceeds and to deduct therefrom Mortgagee’s expenses incurred in the collection process, to endorse any checks, drafts or other instruments representing any proceeds of such insurance, whether payable by reason of loss thereunder or otherwise, and to make any election required or permitted under any insurance policy relating to repair or restoration; provided, however, so long as no Default Condition exists, Mortgagee shall not exercise such power of attorney unless and until three (3) months have elapsed from the date of such loss without settlement having been made. So long as no Default Condition exists, Mortgagee shall disburse any Rents and Continuing Expenses received under any insurance policy to Mortgagor. Mortgagee shall make the Net Proceeds available for the repair and restoration of the Improvements, provided that (i) no Default Condition shall exist, (ii) Mortgagor shall proceed with the repair and restoration of the Improvements as nearly as reasonably possible to the condition the Improvements were in immediately prior to such fire or other casualty promptly after the insurance claims are settled, (iii) no Lease shall be terminated as a result of such fire, (iv) Mortgagee shall be reasonably satisfied that upon the completion of such repair and restoration the gross cash flow and the net cash flow of the Mortgaged Property will be restored to a level at least equal to the level the same were at prior to the date of such fire or other casualty and (v) the estimated cost of repair, restoration, rebuilding or replacement (hereinafter, collectively, the “Cost to Repair”) does not exceed $500,000.00. If the Cost to Repair is greater than $500,000.00 but does not exceed $1,000,000.00, provided the conditions set forth in (i), (ii), (iii) and (iv) above have been satisfied, Mortgagee shall release so much of the Net Proceeds as may be required to pay for the actual Cost to Repair directly to the Mortgagor in accordance with the provisions of this Section 5.3.9. If the Cost to Repair is greater than or equal to $1,000,000.00 or if the casualty occurs within one hundred and eighty

(180) days of the Maturity Date (as such term is defined in the Note) the Mortgagee, in its sole and absolute discretion, may either apply the proceeds of insurance to reduce the Mortgagor’s Obligations or, provided the conditions set forth in (i), (ii), (iii) and (iv) above have been satisfied, release so much of the Net Proceeds as may be required to pay for the actual Cost of the repair work to repair, restore, rebuild or replace the Improvements (collectively, the “Repair Work”) directly to the Mortgagor in accordance with the provisions of this Section 5.3.9.
               (b) Upon satisfaction of the provisions of the preceding paragraph (a), the Net Proceeds will be disbursed by Mortgagee to Mortgagor to pay for the costs of the Repair Work. The Net Proceeds shall be held by Mortgagee in escrow until expended in connection with the Repair Work, it being agreed that any Net Proceeds so held by Mortgagee may be commingled with the general funds of Mortgagee, shall bear interest at such rate as reasonably determined by Mortgagee, and shall constitute additional security for the payment of the Obligations. The Net Proceeds shall be paid by Mortgagee to, or as directed by, Mortgagor from time to time during the course of the Repair Work upon satisfaction of the following conditions: (i) all plans, specifications, costs estimates, contracts and bonds, if any, for the Repair Work, have been obtained and are satisfactory to Mortgagee in its commercially reasonable discretion and (ii) Mortgagee has received satisfactory evidence that: (x) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested payment) in connection with the repair and restoration have been paid for in full, (y) there exists no notices of intention, mechanics or other liens and encumbrances on the Mortgaged Property arising out of the Repair Work, and (z) the balance of the Net Proceeds plus the balance of any deficiency deposits made by Mortgagor pursuant to the provisions of this paragraph hereinafter set forth shall be sufficient to pay in full the balance of the cost of the Repair Work. The Repair Work shall be done and completed by Mortgagor in an expeditious and diligent fashion and in compliance with all applicable laws, rules and regulations, and all plans and specifications required in connection with the repair and restoration shall be subject to the prior review and approval in all respects by an independent inspecting engineer selected by Mortgagor and reasonably acceptable to Mortgagee (the “Inspecting Engineer”). All costs and expenses incurred by Mortgagee in connection with making the Net Proceeds available for the Repair Work, including, without limitation, counsel fees and disbursements and the Inspecting Engineer’s fees incurred by Mortgagee, shall be paid by Mortgagor. In no event shall Mortgagee be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the value of the work in place as part of the repair and restoration, as certified by the Inspecting Engineer, minus 10% of such costs (such 10% being hereinafter referred to as the “Retainage”). Once fifty percent (50%) of the Repair Work has been completed, the Retainage shall be reduced to 5%. Mortgagee shall not be obligated to make disbursements of the Net Proceeds more than once every thirty (30) days. If the Cost to Repair does not exceed $500,000.00, only one disbursement of the Net Proceeds shall be made by Mortgagee, which disbursement shall be made upon certification by the Inspecting Engineer that the Repair Work has been completed in accordance with the provisions of this paragraph, and upon receipt by Mortgagee of evidence satisfactory to Mortgagee that the costs of the repair and restoration have been paid in full or will be paid in full out of such disbursement. The Retainage shall not be released until the Inspecting Engineer certifies that the repair and restoration have been completed in accordance with the provisions of this paragraph, and Mortgagee receives evidence satisfactory to Mortgagee that the costs of the repair and restoration have been paid in full or will be paid in full out of the

Retainage. The excess, if any, of the Net Proceeds after the completion of the Repair Work and the payment in full of all costs incurred in connection therewith shall be applied by Mortgagee in reduction of the Obligations in such priority and proportions as Mortgagee in its commercially reasonable discretion shall deem proper. If at any time the Net Proceeds, or the undisbursed balance thereof, shall not, in the commercially reasonable opinion of Mortgagee, be sufficient to pay in full the balance of the costs which will be incurred in connection with the completion of the Repair Work, Mortgagor shall deposit the deficiency with Mortgagee before any further disbursement of the Net Proceeds shall be made, which deficiency deposit may be commingled with the general funds of Mortgagee, shall bear interest at such rate as reasonably determined by Mortgagee and shall be disbursed for costs actually incurred in connection with the Repair Work on the same conditions applicable to the Net Proceeds. Any such deficiency deposit, until disbursed pursuant to this paragraph, shall constitute additional security for the payment of the Obligations. The balance, if any, of any such deficiency deposit remaining after the Inspecting Engineer certifies that the Repair Work has been completed in accordance with the provisions of this paragraph and the receipt by Mortgagee of evidence satisfactory to Mortgagee that all costs incurred in connection with the Repair Work have been paid in full shall be returned by Mortgagee to Mortgagor. All costs of the Repair Work in excess of the Net Proceeds shall be paid for by Mortgagor. If Mortgagee shall receive and retain such Net Proceeds, the lien of this Mortgage shall be reduced only by the amount thereof received and retained by Mortgagee and actually applied by Mortgagee in reduction of the Obligations. Mortgagee shall not be obligated to see to the proper application of insurance money paid over to Mortgagor, and if Mortgagee receives and retains any Net Proceeds, the lien of this Mortgage shall be affected only by a reduction of the amount of said lien by the amount of such insurance money so received and retained by Mortgagee. Nevertheless, if prior to the receipt by Mortgagee of any insurance proceeds, the Mortgaged Property shall have been sold on foreclosure of this Mortgage, as between Mortgagor and Mortgagee, Mortgagee shall have the right to receive said insurance proceeds, and Mortgagor shall pay over to Mortgagee said insurance proceeds as, if and when Mortgagor receives same, to the extent of (i) any deficiency found to be due upon such sale, with legal interest thereon, whether or not a deficiency judgment on this Mortgage shall have been sought or recovered, and (ii) of the attorneys’ fees, costs and disbursements incurred by Mortgagee in connection with the collection of such insurance proceeds. Mortgagor will not permit any condition to exist on the Mortgaged Property that would wholly or partially invalidate the insurance policies.
          5.3.9 If Mortgagee shall by any manner acquire title to the Mortgaged Property, it shall thereupon become the sole and absolute owner of all insurance policies held by or required hereunder to be delivered to Mortgagee, with the sole right to collect and retain all unearned premiums and dividends thereon, and Mortgagor shall only be entitled to a credit, in reduction of the then outstanding indebtedness secured hereby, in the amount of the short rate cancellation refund. Without limiting the generality of the foregoing, in the event of foreclosure of this Mortgage or any transfer of title to the Mortgaged Property to a third-party purchaser pursuant to the power(s) in this Mortgage granted Mortgagee, Mortgagee shall be and is hereby authorized and empowered, for and in the name or names and on behalf of Mortgagor and/or Mortgagee, and for the purposes hereinafter set forth, shall be and is hereby made, constituted and appointed the true and lawful attorney-in-fact of Mortgagor (with full power of substitution and revocation) in the name place and stead of Mortgagor, and in the sole and uncontrolled discretion of said attorney, to surrender up the policies of insurance covering the Mortgaged Property and any part thereof and to collect any amounts due thereunder or, at its option, to transfer all right, title and interest in and to said policies and the proceeds thereof to any purchaser of the Mortgaged Property or any part thereof without obligation to account therefor to any person claiming title to the Mortgaged Property; provided, however, that any amounts received by Mortgagee under said policies by way of refunds, dividends or otherwise, as aforesaid, shall be applied to the payment of the Obligations, and any surplus shall be paid over as a surplus on foreclosure. The foregoing appointment being coupled with an interest is irrevocable. Upon the occurrence of an Event of Default, Mortgagee shall have no obligation to disburse any funds to Mortgagor and all monies held by Mortgagee may be applied toward satisfaction of the Obligations. Notwitstanding the foregoing, this Section 5.39 shall not apply with respect to any blanket insurance policies of Mortgagor which do not relate solely to the Mortgaged Property. The provisions of Subsection 4 of Section 254 of the Real Property Law of New York covering the insurance of buildings against loss by fire shall not apply to the terms of this Mortgage.
          5.3.10 Mortgagee consents to Mortgagor providing the insurance coverage required under this Section 5.3 by causing one or more tenants leasing the entire or a portion of the Mortgaged Property to provide such insurance in the same form and amounts as set forth in this Section 5.3.
     5.4. Payment of Taxes and Liens.
          5.4.1 Mortgagor shall pay, when due, all Impositions and shall furnish to Mortgagee, promptly after payment of the same, certificates, receipts or other evidence reasonably satisfactory to Mortgagee of such payment; provided, however, Mortgagor shall not be required to pay and discharge any such Imposition, if and so long as (a) the validity thereof shall be contested by Mortgagor with diligence and in good faith by appropriate proceedings and (b) Mortgagor shall have deposited with Mortgagee a sum equal to the amount being so contested and any additional charge, penalty or expense which may be incurred as a result of such contest; and provided further, however, that any such Imposition and any such additional charge, penalty or expense shall be paid in full before the Mortgaged Property, or any part thereof, shall be seized and sold in satisfaction thereof.
          5.4.2 Mortgagor shall pay, when the same shall become due and payable, all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a lien on the Mortgaged Property or any part thereof, provided, however, Mortgagor shall not be required to pay any such claim or demand, if and so long as (a) the validity thereof shall be contested by Mortgagor with diligence and in good faith by appropriate proceedings and (b) in the event that such claim or demand results in a lien or notice of record against the Mortgaged Property or any part thereof, Mortgagor shall have bonded or otherwise caused such lien to be removed or discharged.
          5.4.3 Mortgagor shall pay to Mortgagee, within thirty (30) days after Mortgagee’s demand, an amount equal to any and all taxes, assessments or charges of whatever nature which may at any time be assessed against Mortgagee with respect to the Note or this Mortgage or its ownership or holding thereof, whether under statutes now or hereafter in effect.

In the event any such tax, assessment or charge is not or, under applicable law, cannot be so paid by Mortgagor, at the option of Mortgagee, the Obligations shall become immediately due and payable.
     5.5. Insurance and Tax Deposits.
     Mortgagee, at any time if an Event of Default has occurred and is continuing or if Mortgagor has failed to pay the Impositions for the immediately preceding due date, upon ten (10) days notice to Mortgagor, may require Mortgagor to pay to Mortgagee, on the first day of each calendar month, a sum equal to (a) one-twelfth (1/12) of the Impositions and (b) one-twelfth (1/12) of the annual premiums for the insurance required hereunder to be maintained on the Mortgaged Property, the respective amounts of such Impositions and premiums to be reasonably estimated from time to time by Mortgagee. Mortgagee shall apply the Deposited Funds to the payment of such Impositions and premiums and shall render an annual accounting to Mortgagor of all disbursements of the Deposited Funds. Although each such monthly payment of Deposited Funds are to be in a lump sum, each component thereof shall be deemed to be held separately by Mortgagor for, and shall be applied only to, the particular item for which payment was made by Mortgagor, unless Mortgagee, in its discretion, elects otherwise. If at any time Mortgagee estimates that there shall or will not be on deposit with it, at least one (1) month prior to the due date (a) of any item constituting part of the Impositions and/or (b) of any annual insurance premium, a sum sufficient for the payment of such item and/or premium in full, Mortgagor, upon demand, shall pay the amount of such deficiency to Mortgagee notwithstanding that there may already be deposited with Mortgagee sums for the payment of other items which are not yet due. If the amount of the Deposited Funds shall exceed the amount necessary to pay such Impositions and premiums for the then current year, such excess shall be credited against future monthly deposits required hereunder. Unless otherwise required by applicable law, no interest shall be paid on the Deposited Funds, and the Deposited Funds may be commingled with Mortgagee’s general funds. Upon payment and other satisfaction in full of the Obligations, any excess Deposited Funds shall be refunded to Mortgagor. Upon the occurrence of any Event of Default, Mortgagee may apply against the Obligations, in such manner as Mortgagee may determine, any or all of the Deposited Funds then held by Mortgagee.
     5.6. Maintenance and Inspections.
          5.6.1 Mortgagor shall at all times keep and maintain the Mortgaged Property and each part thereof in sound condition and in a first-class state of decoration and repair.
          5.6.2 Mortgagor shall not: permit any strip or waste of the Mortgaged Property; permit the violation of any law, ordinance or rule or regulation of any Governmental Authority affecting the same or the use thereof, permit any conditions to exist which would wholly or partially invalidate any insurance on the Mortgaged Property; or do or permit anything to be done to the Mortgaged Property or any part thereof that might materially diminish the value thereof.
          5.6.3 Mortgagor shall permit Mortgagee, its officers, agents and representatives to enter upon the Mortgaged Property at all reasonable times to view and inspect the same.

          5.6.4 Mortgagor, within thirty (30) days after demand by Mortgagee (or immediately upon demand in cases which Mortgagee deems to be an emergency), shall make such repairs, replacements, renewals, or additions, or perform such items of maintenance to the Mortgaged Property or any part thereof as Mortgagee reasonably may require in order to maintain the Mortgaged Property at the standards required by this Section.
     5.7. Alterations and Additions.
     Mortgagor shall not remove or demolish any Improvements, or make any material alteration or addition to the Improvements (each an “Alteration”), including, without limitation, changes to the character, design, structure or size of the Improvements, without the prior written consent of the Mortgagee. Notwithstanding the foregoing, Mortgagor shall have the right to make any Alteration with respect to the Improvements without Mortgagee’s prior written consent provided the cost of such Alteration is equal to or less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).
     5.8. Management and Operation.
          5.8.1 Mortgagor shall at all times provide management for the Mortgaged Property reasonably satisfactory to Mortgagee. Mortgagor represents and warrants that , as of the date hereof, no third party management company has been engaged to manage the Mortgaged Property. In the event that (i) Mortgagor decides to engage a third-party management company to manage the Mortgaged Property, or (ii) Mortgagee requires Mortgagor to engage a third-party management company pursuant to Section 5.8.2, Mortgagor agrees to engage a management company satisfactory to Mortgagee, pursuant to a management agreement satisfactory to Mortgagee, and to execute, and to cause such management company to execute, an agreement assigning the management agreement to Mortgagee, subordinating such management agreement and the terms thereof, including but not limited to such management company’s right to payment of management fees, and containing certain other agreements of Mortgagor and such management company, in Mortgagee’s then-current form of such agreement (the “Assignment of Management Agreement”), and to deliver to Mortgagee promptly upon such engagement, a fully-executed copy of the management agreement, together with the Assignment of Management Agreement signed by Mortgagor and such manager.
          5.8.2 If Mortgagee reasonably determines at any time that the Mortgaged Property is not being managed in accordance with generally accepted management practices for similarly situated projects, Mortgagee may deliver written notice thereof to Mortgagor, which notice shall specify in reasonable detail the grounds for Mortgagee’s determination. If Mortgagee reasonably determines that the conditions specified in Mortgagee’s notice are not remedied to Mortgagee’s reasonable satisfaction by Mortgagor within 30 days after the date of such notice, Mortgagee may direct Mortgagor to engage a management company acceptable to Mortgagee in Mortgagee’s sole discretion. In addition, if an Event of Default has occurred, Mortgagee may direct Mortgagor to engage a management company acceptable to Mortgagee in Mortgagee’s sole discretion.

          5.8.3 Mortgagor will continuously operate the Mortgaged Property for the Permitted Use.
     5.9. Compliance with Laws and Restrictions.
          5.9.1 Mortgagor promptly shall comply with all present and future laws, ordinances, rules, regulations, directives and other requirements of all Governmental Authorities; provided, however, Mortgagor may postpone such compliance provided such non-compliance shall not (a) subject Mortgagee to liability, criminal prosecution or any other penalty, (b) impair the value, or jeopardize the safety or condition, of the Mortgaged Property, or (c) constitute a default under any Lease, if and so long as the validity or legality of any such governmental requirement shall be contested by Mortgagor with diligence and in good faith by appropriate proceedings.
          5.9.2 Mortgagor shall comply with all restrictive covenants and other private restrictions, if any, applicable to the Mortgaged Property.
     5.10. Hazardous Waste.
          5.10.1 Mortgagor hereby warrants and represents to Mortgagee that, except as set forth in the Environmental Site Assessment Report, (a) Mortgagor has never released, generated, stored or disposed of any Hazardous Waste on the Mortgaged Property, (b) Mortgagor is not aware of the existence, release or threat of release of any Hazardous Waste on or from the Mortgaged Property or on or from any property adjacent to the Mortgaged Property, and (c) Mortgagor has not received any notice, order, claim or demand from the United States Environmental Protection Agency (“EPA”) or any state or local governmental agency, authority or body having jurisdiction over Hazardous Waste or the storage or removal thereof (collectively, a “State Agency”) with respect to the existence, release or threat of release of any Hazardous Waste.
          5.10.2 Mortgagor shall not release, generate, store or dispose of any Hazardous Waste on the Mortgaged Property or on any property adjacent to the Mortgaged Property.
          5.10.3 Mortgagor shall immediately notify Mortgagee in writing of (a) any and all enforcement, clean-up, removal or other action instituted or threatened by the EPA or any State Agency pursuant to any Hazardous Waste Laws, and (b) any and all claims made or threatened by any third party against Mortgagor or the Mortgaged Property or any part thereof, relating to the existence of, or damage, loss or injury from, any Hazardous Waste; and Mortgagee, to the extent permitted by applicable law, shall have the right to join and participate in, as a party if it so elects, any proceedings or actions initiated in connection with any such claim and to have all of its costs and expenses, including, without limitation, reasonable attorney’s fees, in connection therewith paid by Mortgagor.
          5.10.4 In the event that any Hazardous Waste is found on or in the Mortgaged Property, Mortgagor shall immediately contain and remove the same in compliance with all Hazardous Waste Laws.

          5.10.5 Mortgagor agrees to indemnify and hold Mortgagee harmless from and against any and all claims, liabilities, costs and expenses incurred by Mortgagee, including, without limitation, costs of litigation and reasonable attorney’s fees, arising from the release, existence or removal of, any Hazardous Waste on or in the Mortgaged Property or on any properties adjacent to the Mortgaged Property. THIS RIGHT OF INDEMNIFICATION SHALL SURVIVE THE PAYMENT IN FULL OF THE NOTE, NOTWITHSTANDING ANY DISCHARGE OF THIS MORTGAGE.
          5.10.6 Mortgagee, at its election and in its sole discretion, at any time and from time to time, whether or not a Default Condition shall exist hereunder, upon receipt of evidence of the existence of Hazardous Materials at the Mortgaged Property that were not disclosed in the Environmental Site Assessment Report or upon substantial belief that a discharge of Hazardous Materials may have occurred on or about the Mortgaged Property, may cause one or more environmental site assessments of the Mortgaged Property to be undertaken. Environmental site assessments may include, without limitation, a detailed visual inspection of the Mortgaged Property and any part thereof, as well as the taking of soil samples, water samples and such other investigation or analysis as is necessary or appropriate for a complete assessment of whether any Hazardous Waste exists on or in the Mortgaged Property or any part thereof and the compliance of the Mortgaged Property with all Hazardous Waste Laws provided that no soil samples or destructive tests shall be made except on at least five (5) days notice to Mortgagor. If Mortgagee causes any such environmental site assessment to be undertaken because Mortgagee has reason to suspect Hazardous Waste may be present on the Mortgaged Property or any part thereof, or, if Mortgagee causes the same to be undertaken without such reason but such environmental site assessment discloses Hazardous Waste is so present, or, if Mortgagee causes such environmental site assessment to be undertaken in contemplation of foreclosure of this Mortgage, Mortgagor shall pay the cost thereof to Mortgagee on demand of Mortgagee, and until paid the cost thereof shall be added to the unpaid principal of the Obligations, shall bear interest at the Default Rate, and the payment thereof, together with such interest, shall be secured by the lien of this Mortgage and the other Security Instruments.
          5.10.7 Mortgagee, at its election and in its sole discretion, may (but shall not be obligated to) cure any failure on the part of Mortgagor or any Lessee or other user of the Mortgaged Property or any part thereof (any such Lessee or other user being, in this Section 5, hereinafter referred to as a “User”) to comply with the Hazardous Waste Laws; such cure may include, without limitation, the following actions:
               (a) arranging for the cleanup or containment of Hazardous Waste found in, on or near the Mortgaged Property and paying for such cleanup and containment costs and other costs associated therewith;
               (b) paying on behalf of Mortgagor or any User, any fines or penalties imposed on Mortgagor or any User by the EPA or any State Agency in connection with Hazardous Waste; and
               (c) making any other payment or performing any other act which may prevent a release of Hazardous Waste, facilitate the cleanup thereof, or prevent a lien from attaching to the Mortgaged Property.
          Any partial exercise by Mortgagee of the remedies hereinabove set forth or any partial undertaking on the part of Mortgagee to cure the failure of Mortgagor or any User to comply with the Hazardous Waste Laws, shall not obligate Mortgagee to complete any action taken or require Mortgagee to expend further sums to cure Mortgagor’s or any User’s noncompliance; and the exercise of any such remedies shall not place upon the Mortgagee any responsibility for the operation, control, care, management or repair of the Mortgaged Property, or make the Mortgagee the “owner” or “operator” of the Mortgaged Property or a “responsible party” within the meaning of any of the Hazardous Waste Laws. Any amounts paid or costs incurred by the Mortgagee in the exercise of any of its rights under this subsection 5.10.7 shall be paid by Mortgagor on demand of Mortgagee, and until paid shall be added to the unpaid principal of the Obligations, shall bear interest at the Default Rate, and the payment thereof, together with such interest, shall be secured by the lien of this Mortgage and by the other Security Instruments. Mortgagee, by making any such payment or incurring any such costs, shall be subrogated to any rights of Mortgagor or any User to seek reimbursement from any third parties, including, without limitation, any predecessor in interest to Mortgagor’s title to the Mortgaged Property or any part thereof.
          5.10.8 Mortgagor shall: (i) promptly cause, but no later than ten (10) days from the date hereof, the proposed scope of work for additional investigations specified in the Supplemental Investigation Work Plan, revised as of September 20, 2007, and prepared by J.R. Holzmacher, P.E., LLC for The Robert Martin Company, to be implemented at the Mortgaged Property; and (ii) promptly commence, but no later than ten (10) days from the date hereof, the development and implementation of an asbestos Operations and Maintenance Program (the “O&M Program”), as recommended in the Environmental Site Assessment Report. In addition, Mortgagor shall, during the term of the Loan, including any extension or renewal thereof, comply with the terms and conditions of the O&M Program.
     5.11. Condemnation.
          5.11.1 Upon the receipt by Mortgagor of notice of the institution of any proceeding or negotiations for the taking of the Mortgaged Property, or any part thereof, in condemnation or by the exercise of the power of eminent domain, Mortgagor shall give notice thereof to Mortgagee. Mortgagee may appear in any such proceedings and participate in any such negotiations and may be represented by counsel. Mortgagor, notwithstanding that Mortgagee may not be a party to any such proceeding, will promptly give to Mortgagee copies of all notices, pleadings, judgments, determinations and other papers received by Mortgagor therein. Mortgagor will not enter into any agreement for the taking of the Mortgaged Property, or any part thereof, with anyone authorized to acquire the same in condemnation or by eminent domain unless Mortgagee shall first have consented thereto in writing, which consent shall not be unreasonably withheld or delayed.
          5.11.2 Any award, whether paid as a result of a negotiated settlement or judgment, shall be paid to Mortgagee, and Mortgagee shall have the right and is hereby constituted and appointed the true and lawful attorney of Mortgagor, in the name and stead of Mortgagor, and in the discretion of said attorney, to collect and receive the total amount of such award, including interest, and to give proper receipts and acquittances therefor. The foregoing appointment, being coupled with an interest, is irrevocable until the Obligations are paid and otherwise satisfied in full.
          5.11.3 In the event of any taking of the Premises and/or Improvements or any part thereof in condemnation or by exercise of the power of eminent domain, at the option of Mortgagee, the Obligations shall become immediately due and payable, and, at the option of Mortgagee, all awards paid or payable to Mortgagor on account of such taking shall be applied to the payment and discharge of the Obligations, whether or not then due, such application to be in the following order of priority: (a) payment of all amounts expended, advanced or incurred by Mortgagee in the discharge of Mortgagor’s obligations hereunder; (b) payment of all expenses referenced in subsection 5.19 hereof, (c) payment of accrued interest under the Note; (d) payment of unpaid principal under the Note; and (e) payment and satisfaction of any and all other Obligations. To the extent that such award or awards exceed the amount required to pay in full the principal and interest under the Note and all other sums and charges then secured hereby, Mortgagee shall pay over to the person or persons legally entitled thereto the amount of such excess; provided, however, that until the actual vesting of title in the condemning authority in such proceeding or pursuant to any agreement in lieu or in settlement thereof, the obligations of Mortgagor to pay, perform and observe the terms, covenants and conditions of the Note and this Mortgage shall continue unimpaired. In no event shall Mortgagee be required to satisfy or discharge this Mortgage until the Obligations are paid and otherwise satisfied in full.
          5.11.4 In the event of any taking of a portion of the, as opposed to the entire, Premises and/or Improvements in condemnation or by exercise of the power of eminent domain, notwithstanding anything to the contrary set forth herein, if the Premises is condemned and Mortgagee determines that all of the conditions specified in this section have been satisfied, then Mortgagee shall apply the condemnation proceeds (a) first to reimbursing itself for all reasonable costs incurred by it in the collection of such proceeds and (b) second to reimbursing Mortgagor for such actual costs as shall have been incurred by Mortgagor in restoring the Premises and shall be approved by Mortgagee, which approval shall not be unreasonably withheld or delayed. Condemnation proceeds shall be applied to such restoration solely if (A) Mortgagee reasonably determines that: (i) the Premises is capable of being suitably restored in accordance with applicable governmental requirements to the value, condition, character and general utility existing prior to such damage or destruction; (ii) sufficient funds are unconditionally available (from condemnation proceeds or from funds to Mortgagor) to enable Mortgagor promptly to commence, and thereafter diligently to prosecute to completion, such restoration; (iii) no Default Condition exists; and (iv) neither the validity, enforceability nor priority of the lien of this Mortgage shall be adversely affected; (B) Mortgagor has entered into a written agreement, satisfactory in form and substance to Mortgagee, containing such conditions to disbursements as are employed at the time by Mortgagee for construction loans; (C) Mortgagor has delivered to Mortgagee such security as Mortgagee might have reasonably required to assure completion of restoration in accordance with the standards specified above; and (D) Mortgagor has complied with such further reasonable requirements as Mortgagee might have specified. To the extent that the foregoing conditions are not satisfied, Mortgagee may apply such proceeds to the payment of the Obligations.
          5.11.5 Mortgagor shall pay interest on the Note and other indebtedness forming part of the Obligations at the rate or rates provided for therein, notwithstanding any lesser rate required to be paid by the authorities making such award or awards.
     5.12. Records and Financial Statements; Financial Covenants.
          5.12.1 Mortgagor will keep proper and separate books of account, in accordance with generally accepted accounting principles, and make full and true entries of all dealings and transactions of every kind relating to the Mortgaged Property.
          5.12.2 Within one hundred twenty (120) days after the end of each fiscal year of Mortgagor, Mortgagor shall furnish to Mortgagee: (a) a copy of the annual financial statements for such fiscal year accurately reflecting the financial condition of Mortgagor and the results of its operations, including, without limitation, balance sheets and profit and loss statements, all prepared in accordance with generally accepted principles of accounting consistently applied; the financial statements of Mortgagor shall be internally prepared by managment of Mortgagor and shall set forth separately the property included in, the liabilities relating to and the results of the operations of, the Mortgaged Property; and (b) a “rent roll,” dated as of the end of such fiscal year and stating with respect to each unit in the Mortgaged Property the name of the tenant thereof, the rent paid by such tenant, the date to which such rent is paid, the date on which such tenant’s leasehold interest terminates and the amount held by Mortgagor by way of security deposit from each such tenant (a “Rent Roll”); all such financial statements and such Rent Rolls to be certified to as being accurate by the chief financial officer of Mortgagor.
          5.12.3 Within thirty (30) days after the end of each quarter in each fiscal year of Mortgagor, Mortgagor shall furnish to Mortgagee: (a) a financial report accurately reflecting the results of the operations of the Mortgaged Property, including without limitation, a balance sheet and a profit and loss statement for such quarter and on a year-to-date basis, (b) a Rent Roll dated as of the end of such fiscal quarter; and (c) a gross sales report accurately reflecting the gross sales of any Lessee obligated to report such sales to Mortgagor pursuant to the terms of the respective Lease, including, but not limited to, Walgreen Eastern Co., Inc., its successors and assigns (collectively, “Walgreen”); all such financial reports, such Rent Rolls and such gross sales report to be certified to as being accurate by the chief financial officer of Mortgagor.
          5.12.4 Mortgagor shall cause each Guarantor, (i) within one hundred twenty (120) days after the end of each fiscal year of Guarantor, to furnish to Mortgagee a signed audited financial statement accurately reflecting the financial condition of Mortgagor and the results of its operations, including, without limitation, audited balance sheets and audited profit and loss statements, in form reasonably satisfactory to Mortgagee, prepared by a certified public accountant reasonably satisfactory to Mortgagee and in accordance with generally accepted principles of accounting consistently applied; and (ii) within sixty (60) days after filing, a copy of each Guarantor’s current signed Federal income tax returns (with all schedules and exhibits).

          5.12.5 Upon Mortgagee’s request, Mortgagor shall furnish such other information bearing on the financial condition of Mortgagor and the Guarantor, and the status and progress of the operation of the Mortgaged Property, as Mortgagee may from time to time reasonably request.
          5.12.6 All books and records of Mortgagor with respect to the Mortgaged Property shall be kept at the Mortgaged Property or at Mortgagor’s principal place of business and shall be open to inspection by Mortgagee at all reasonable times. Upon the occurrence of any Default Condition, on demand of Mortgagee, Mortgagor forthwith shall deliver to Mortgagee all such books and records.
          5.12.7 At all times during the term of the Loan, Mortgagor shall maintain the financial covenants set forth in the Note.
     5.13. Alienation.
          5.13.1 Mortgagor shall not, directly or indirectly, sell, convey, mortgage, pledge, hypothecate, encumber, lease, assign or otherwise transfer the Mortgaged Property or any part thereof or any interest therein without the prior written consent of Mortgagee.
          5.13.2 Without limiting the generality of the foregoing, Mortgagor will not create, join or consent to any private restrictive covenant or other restriction affecting the Mortgaged Property or any part thereof, without the prior written consent of Mortgagee.
          5.13.3 Acadia Realty Trust, or an affiliate or subsidiary of Acadia Realty Trust in which it directly owns and controls, in the aggregate, at least fifty-one percent (51%) of such affiliate or subsidiary (collectively, “ART”) may assume the Loan provided that: (i) no Event of Default has occurred or is continuing; (ii) ART executes an assumption agreement in form and substance satisfactory to the Mortgagee, (iii) ART provides a replacement guarantor or guarantors for the Loan, which replacement guarantor(s) shall be satisfactory to Mortgagee in its sole discretion; and (iv) ART pays all costs and expenses reasonably incurred in connection with such assumption of the Loan, including, but not limited to, Mortgagee’s reasonable attorneys’ fees and disbursements, title charges and recording fees, if any. Additionally, the replacement guarantor(s) shall execute documents (the “Replacement Guaranty Documents”) similar in form and substance to the Guaranty Documents, which documents shall contain financial covenants acceptable to Mortgagee and the replacement guarantor(s), and any other documents as reasonably required by Mortgagee. The foregoing right shall only be exercised one time during the term of the Loan. If it is exercised in accordance with the foregoing, the assumption right shall thereafter be a nullity.
          5.13.4 Notwithstanding Section 5.13.1, Mortgagee’s consent shall not be required for any public offering or transfer of shares of Acadia Realty Trust on a national recognized stock exchange.

     5.14. Senior or Junior Indebtedness.
     Mortgagor shall pay any and all indebtedness secured by any mortgage creating a senior and prior lien, if any, or junior and subordinate lien, if any, on the whole or any part of the Mortgaged Property and perform all covenants, terms and conditions contained in any such mortgage on the part of Mortgagor to be performed and observed, all within the periods provided for payment, performance and observance in any such mortgage; provided, however, the foregoing shall not be deemed to be a consent by Mortgagee to the creation of any such senior or junior indebtedness.
     5.15. Preservation of Easements, Licenses and Zoning
          5.15.1 Mortgagor, to the extent reasonably within its control, shall maintain, preserve and renew (a) any and all easements, rights of way, privileges and hereditaments now or hereafter belonging or inuring to the benefit of the Premises and/or Improvements or any part thereof, and (b) any and all Licenses.
          5.15.2 Without the prior consent of the Mortgagee, Mortgagor will not initiate, create, join in or consent to any change of zoning with respect to the Mortgaged Property or any part thereof.
     5.16. Mortgagee’s Right to Pay or Perform Mortgagor’s Covenants.
     If Mortgagor fails, as required under this Mortgage, (a) to maintain insurance or pay the premiums therefor, (b) to pay and furnish receipts for all Impositions, (c) to pay for all labor and materials or to otherwise pay any claim which might result in or permit the creation of a lien on the Mortgaged Property or any part thereof, (d) to maintain or repair the Improvements, (e) to provide management or security for the Mortgaged Property, or (f) to pay any indebtedness secured by a lien or encumbrance on the Mortgaged Property or any part thereof (other than the Note), or if Mortgagor fails to otherwise pay, perform or observe any of Mortgagor’s other covenants contained in this Mortgage, Mortgagee, at its option upon ten (10) days written notice to Mortgagor, may procure such insurance, pay such Impositions and any penalty and interest thereon, redeem the Mortgaged Property or any part thereof from any tax sale, procure such receipts, pay for such labor and materials, pay any such claim, do such maintenance or make such repairs, retain and pay for such management and/or security, pay any and all such liens and encumbrances and/or otherwise disburse such sums and/or take such action as Mortgagee deems necessary or appropriate (a) to cause compliance with Mortgagor’s covenants under this Mortgage and/or (b) to protect Mortgagee’s interest and/or the Mortgaged Property or any part thereof, and all amounts advanced by Mortgagee for the payment thereof and all expenses so incurred by Mortgagee, unless otherwise agreed in writing, shall be paid by Mortgagor to Mortgagee on demand of Mortgagee, and until paid such amounts shall be added to the unpaid principal of the Obligations, shall bear interest at the Default Rate, and the payment thereof, together with such interest, shall be secured by the lien of this Mortgage and the other Security Instruments. The failure of Mortgagee to take any such action shall not render Mortgagee liable to Mortgagor or any third party.

     5.17. Proceedings and Indemnification.
          5.17.1 If Mortgagor becomes a party defendant to any action or other proceeding brought by a third party concerning or otherwise affecting (a) this Mortgage or any of the other Loan Documents, (b) the Loan or (c) the Mortgaged Property or any part thereof or any interest therein or the construction, operation or occupancy thereof, or (d) title to the Mortgaged Property and/or the priority, perfection, enforceability or validity of any lien or security interest granted to secure the Obligations, including any action to foreclose any lien or security interest affecting Mortgagor or all or any part of the Mortgaged Property, Mortgagor shall:
          (i) promptly inform Mortgagee of the commencement thereof and thereafter timely apprise Mortgagee of all material developments therein;
          (ii) not take any position therein which would materially and adversely affect the interest of the Mortgagee;
          (iii) cooperate fully with Mortgagee with respect thereto; and
          (iv) consent to Mortgagee’s becoming a party thereto, at the election of Mortgagee and to the extent permitted by law.
          5.17.2 If Mortgagee becomes a party defendant to, or is compelled to testify or produce documents in, any action or other proceeding described in subsection 5.17.1 above, whether before or after payment in full of the Obligations, Mortgagor shall indemnify, defend and hold Mortgagee, its officers, directors and employees harmless from any and all liability by reason of each and every such action, including, without limitation, reasonable attorneys’ fees and expenses incurred by Mortgagee in any such action, whether or not any such action is prosecuted to judgment. This right of indemnification shall survive the payment in full of the Note, notwithstanding any discharge of this Mortgage.
          5.17.3 Mortgagor agrees to indemnify Mortgagee with respect to any and all loss, cost or damage (including, without limitation, reasonable attorneys’ fees) incurred or suffered by Mortgagee as a result of (1) any fraud or material misrepresentation made by or on behalf of Mortgagor; (2) any and all condemnation awards or insurance proceeds which are not applied in accordance with the provisions of the Security Instruments; (3) any and all rents, revenues, incomes, issues, proceeds or profits of the Mortgaged Property (“Rents and Profits”) collected by or on behalf of the Mortgagor following an Event of Default which are not applied, (i) first, to the payment of customary and usual operating expenses of the Mortgaged Property as the same become due and payable, and (ii) then, to the payment of principal, interest and other sums due under the Note and other Loan Documents; (4) the Mortgagor’s failure following an Event of Default to deliver to the Mortgagee, on demand, all Rents and Profits, security deposits and books and records relating to the Mortgaged Property; (5) the Mortgagor’s failure to procure and maintain any insurance policy required by the Security Instruments; (6) any damage or material waste of the Mortgaged Property, or any portion thereof, caused by the willful, wanton or tortious act or omission of the Mortgagor, any of its representatives or agents or any Guarantor; (7) any violation of or failure to comply with the provisions of Section 5.10 of this Mortgage;

and (8) the failure of the Mortgagor to pay any Impositions or insurance premiums with respect to the Mortgaged Property or any charges for labor or materials which may result in the creation of liens on the Mortgaged Property.
     5.18. Further Assurances.
          5.18.1 Mortgagor shall not do or suffer any act or thing to be done which would impair all or any part of the security for the payment of the Obligations or this Mortgage or the other Security Instruments.
          5.18.2 Mortgagor and Mortgagee, within ten (10) days after request by the other, shall furnish to the requesting party a written statement, duly acknowledged, of the amount of the unpaid balance of the Note and containing such other information Mortgagee or Mortgagor, as the case may be, may reasonably request.
          5.18.3 At any time and from time to time until payment in full of the Obligations, upon request of Mortgagee, Mortgagor will promptly execute, acknowledge and deliver to Mortgagee such additional instruments, and shall take such further actions, all at the expense of Mortgagor, as Mortgagee may reasonably require to further confirm, evidence or protect the lien of this Mortgage, the security position of Mortgagee with respect to the Mortgaged Property or any part thereof and the property and rights hereby conveyed to or conferred on Mortgagee, or intended to so be, including, without limitation, the execution, acknowledgment of delivery of additional mortgages, security agreements, financing statements, continuation statements and the like.
     5.19. Expenses.
     Mortgagor shall pay to Mortgagee on demand of Mortgagee any and all expenses reasonably incurred or paid by Mortgagee in connection with or incident to (a) negotiation, closing and administration of the Loan, including, without limitation, the examination of the title to the Premises, the cost of title insurance, charges for examining public records in connection with advances of the proceeds of the Loan, inspections, drawing of papers, recording and filing fees, value added taxes and other taxes, revenue stamps, if any, and fees and disbursements of attorneys, accountants, appraisers, tax advisors, architects and engineers engaged by the Mortgagee, and (b) the collection or enforcement of any or all of the Obligations or rights of the Mortgagee under the Note, the Security Instruments or any Other Document, whether by litigation, foreclosure or otherwise, including, without limitation, attorneys’ fees to the extent permitted by law and further including, without limitation, attorneys’ fees for any and all appellate proceedings, to the extent permitted by law; and all such expenses, until paid, shall be added to the unpaid principal of the Obligations, shall bear interest at the Default Rate, and the payment thereof, together with such interest, and shall be secured by the lien of this Mortgage and the other Security Instruments.
     5.20. Required Repairs.
     Mortgagor shall repair, within one hundred eight (180) days from the date hereof, all of the cracked exterior masonry of the buildings located on the Premises as recommended in the Property Condition Assessment, revised as of October 16, 2007, prepared ATC Associated, Inc. and certified to Mortgagee (collectively, the “Required Repairs”). Immediately upon completion of the Required Repairs, but in no event later than one hundred eight (180) from the date hereof, Mortgagor shall provide evidence of the completion of said Required Repairs, which evidence shall be satisfactory to Mortgagee in its reasonable discretion. If Mortgagor fails to complete the Required Repairs (or deliver satisfactory evidence to Mortgagee of the completion of said Required Repairs) within one hundred eight (180) from the date hereof, such failure shall constitute an Event of Default.
     5.21. Estoppel Certificates.
     Mortgagor has, as of the date hereof, executed and delivered to Mortgagee, a landlord form estoppel certificate, in form and substance satisfactory to Mortgagee (“Landlord Estoppel Certificate”) with respect to the certain Lease between Mortgagor and Walgreen. Mortgagor shall, within thirty (30) days from the date hereof, obtain from Walgreen and deliver to Mortgagee, a tenant’s form estoppel certificate, in form and substance satisfactory to Mortgagee (“Walgreen Estoppel Certificate”). Failure of Mortgagor to comply with the provisions of this Section 5.21 shall constitute an Event of Default.
     5.22. Undertakings.
     Mortgagor shall, within thirty (30) days from the date hereof, obtain and deliver to Mortgagee, Subordination, Non-Disturbance and Attornment Agreements from each of the following Lessees: (i) JPMorgan Chase Bank, N.A., and (ii) FAC West Donuts, LLC. Mortgagor shall pay all costs and expenses incurred by Mortgagee in connection with such Subordination, Non-Disturbance and Attornment Agreements, including, without limitation, reasonable attorneys’ fees. Failure of Mortgagor to comply with the provisions of this Section 5.22 shall constitute an Event of Default.
     Section 6. Assignment of Leases and Rents.
     6.1. Mortgagor does hereby transfer, assign and deliver unto Mortgagee, grant to Mortgagee a security interest in, the Leases and the Rents and all right, title and interest of Mortgagor in and to any and all guarantees of any of the Leases; TO HAVE AND TO HOLD the Leases and the Rents and said guarantees, together with all the rights, privileges and appurtenances now or hereafter in any wise belonging or pertaining thereto, unto Mortgagee, its successors and assigns, forever, subject, however, to the terms and conditions hereinafter provided in this Section 6. Mortgagee shall have all rights against tenants of the Mortgaged Property as set forth in Section 291-f of the Real Property Law of New York.
     6.2. Mortgagor hereby authorizes and empowers Mortgagee to collect the Rents as the same shall become due, and hereby irrevocably directs each and all of the Lessees and sublessees to pay to Mortgagee, upon demand by Mortgagee, the Rents as may now be due or payable and/or shall hereafter become due or payable; provided however, no such demand shall be made by Mortgagee unless and until there shall have occurred a default or an Event of Default hereunder beyond any applicable notice and cure period. Until such demand is made, Mortgagor shall have the license to collect or continue to collect the Rents; upon such demand such license shall cease.
          6.2.1 Mortgagor’s right to collect or to continue to collect the Rents as aforesaid, shall not authorize collection by Mortgagor of any installment of rent or any other payment (exclusive of security deposits) more than one (1) month in advance of the respective dates prescribed in the Leases or otherwise for the payment thereof without the written consent of Mortgagee.
          6.2.2 No lessee, sublessee, tenants or other occupant of the Mortgaged Property making any payment to Mortgagee pursuant to this Section 6 shall be under any obligation to inquire into or determine the actual existence of any default claimed by Mortgagee.
     6.3. Mortgagee shall be and hereby is authorized and empowered, for and in the name or names and on behalf of Mortgagor and/or Mortgagee, and for the purposes hereinafter set forth, shall be and hereby is made, constituted and appointed the true and lawful attorney-in-fact of Mortgagor (with full power of substitution and revocation) and in the name, place and stead of Mortgagor, and in the sole and uncontrolled discretion of said attorney, to cause the assignment to Mortgagee of any Lease which has not been so assigned after request therefor by Mortgagee. The foregoing appointment, being coupled with an interest, is irrevocable until the Obligations are paid and otherwise satisfied in full.
     6.4. Mortgagor shall not enter into any Lease in excess of 2,000 square feet without first obtaining Mortgagee’s written approval of the terms and conditions thereof and the Lessee thereunder, which approval shall not be unreasonably withheld or delayed. In the event Mortgagor intends to enter into any Lease for less than 2,000 square feet, Mortgagor shall promptly notify Mortgagee of the terms and conditions thereof. If requested by Mortgagor, Mortgagee will grant conditional approvals of proposed Leases requiring Mortgagee’s approval hereunder or proposed renewals, extensions or modifications of existing Leases at any stage of the leasing process, from initial “term sheet” through negotiated Lease drafts; provided, however, that the final approval of Mortgagee shall only be given following receipt of a final draft version of the Lease in question. Provided that no Event of Default is continuing, if Mortgagor provides Mortgagee with a written request for approval (which written request shall specifically refer to this Section 6.4 and shall explicitly state that failure by Mortgagee to approve or disapprove within ten (10) business days will constitute a deemed approval) and Mortgagee fails to reject the request in writing delivered to Mortgagor within ten (10) business days after receipt by Mortgagee of the request, the proposed Lease or proposed renewal, extension or modification of an existing Lease shall be deemed approved by Mortgagee, and Mortgagor shall be entitled to enter into such proposed Lease or proposed renewal, extension or modification of an existing Lease.
     6.5. Notwithstanding anything in this Section 6 to the contrary, at Mortgagor’s written request, Mortgagee shall enter into a subordination non-disturbance and attornment agreement on Mortgagee’s then-current standard form with any national tenant or any other creditworthy tenant leasing in excess of ten (10%) percent of the Mortgage Property. Mortgagor shall reimburse Mortgagee upon demand for all reasonable costs and expenses incurred by Mortgagee in connection with the preparation and negotiation of such subordination, non-disturbance and attornment agreements.
     6.6. The provisions of the Assignment of Leases and Rents and the powers granted to Mortgagee under Section 9 hereof shall in no respect operate to place upon Mortgagee any responsibility or obligation to take any action whatsoever with respect to the operation, control, care, management or repair of the Mortgaged Property and that any action taken or failure or refusal to act by Mortgagee shall be at Mortgagee’s election and without any liability on its part.
     Section 7. Security Agreement.
     7.1. This Mortgage also shall constitute a security agreement, financing statement, and fixture filing within the meaning of the applicable Uniform Commercial Code, and is to be filed or recorded in the office where a mortgage on the Premises would be filed or recorded.
     7.2. Mortgagor warrants and covenants that:
          7.2.1 Except for the security interest granted hereby, Mortgagor is, or upon acquiring rights in any of the Collateral will be, the owner of the Collateral free from any other lien, security interest or encumbrance; and Mortgagor will defend the security interest of the Mortgagee in the Collateral against claims and demands of all persons at any time claiming the same or any interest therein; and
          7.2.2 No financing statement covering any Collateral is on file in any public office, and at the request of Mortgagee, Mortgagor will join with Mortgagee in executing one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to Mortgagee and will pay the cost of filing or recording the same in all public offices wherever filing or recording is deemed by Mortgagee to be necessary or desirable.
     7.3. Mortgagor hereby authorizes Mortgagee to file financing and continuation statements with respect to the Collateral without the signature of Mortgagor whenever lawful.
     7.4. The Personal Property will be kept at the Premises, and until installed will be suitably and safely stored thereon.
     7.5. Mortgagor will not remove or permit to be removed from the subject property any of the Personal Property without the prior written consent of Mortgagee unless the same is immediately replaced with unencumbered fixtures, chattels or articles of personal property, as the case may be, of a quality, value and utility equal or superior to those which they replace. All such replacements, renewals and additions shall become and be immediately subject to the security interest of this Mortgage and be covered thereby.
     7.6. Mortgagor, from time to time, on request of Mortgagee, shall deliver to Mortgagee an inventory of the Personal Property in reasonable detail, including an itemization of all items leased to Mortgagor or subject to conditional bill of sale, security agreement or other title retention agreement.

     Section 8. Events of Default.
     The occurrence of any one or more of the following events shall constitute an Event of Default:
     8.1. Nonpayment of any installment of principal and/or interest due under the Note when it shall become due and payable (no prior demand therefore being necessary) and such nonpayment shall have continued for more than ten (10) days.
     8.2. Nonpayment of any other sum payable under this Mortgage, the Note, any of the other Security Instruments or any of the Other Documents and, unless a different grace or notice period is elsewhere specified, such nonpayment shall have continued for more than ten (10) days after notice thereof from Mortgagee to Mortgagor.
     8.3. Nonperformance or nonobservance of any of the other covenants, agreements, or conditions of this Mortgage, any of the other Security Instruments or any of the Other Documents, and, unless a different grace or notice period is elsewhere specified, such nonperformance or nonobservance shall have continued for more than thirty (30) days after notice thereof from Mortgagee to Mortgagor; provided, however, that if (a) the curing of such default cannot be accomplished with due diligence within said thirty (30) day period, (b) Mortgagor commences to cure such default promptly after receipt of notice thereof from Mortgagee and thereafter diligently and continuously prosecutes the cure of such default, and (c) the extension of the period for effecting a cure will not result in any material impairment of the Mortgaged Property or any portion thereof, or the value thereof or Mortgagee’s lien thereon, then such period of thirty (30) days shall be extended for such period of time as Mortgagee reasonably deems necessary for Mortgagor so acting to cure such default; provided further, however, such extended cure period shall not be applicable to any default which may be cured by the payment of money only. The foregoing shall not be deemed to provide a grace or notice period for nonperformance or nonobservance of any covenant, agreement or condition which is specifically listed as an Event of Default in any other subsection of this Section 8.
     8.4. The occurrence of any “Event of Default” under the Note, any of the other Security Instruments or any of the Other Documents, or the occurrence of any event or condition which would entitle Mortgagee to exercise any of its remedies under any of the Security Instruments or any of the Other Documents.
     8.5. Title to the Mortgaged Property is not satisfactory to the Mortgagee by reason of any lien, charge, encumbrance, title condition or exception (other than Permitted Encumbrances) and such condition continues for more than thirty (30) days after notice thereof from Mortgagee to Mortgagor.
     8.6. Any survey, report or examination discloses that the Improvements or any portion thereof encroach upon or project over a street or upon or over adjoining property, and such condition shall have continued for more than thirty (30) days after notice thereof from Mortgagee to Mortgagor.

     8.7. The cancellation, lapse or termination of any insurance coverage required to be maintained by Mortgagor under this Mortgage or any of the other Security Instruments.
     8.8. The Mortgaged Property or any part thereof or any interest therein is conveyed, voluntarily encumbered or otherwise transferred directly or indirectly in any way without the prior written consent of Mortgagee.
     8.9. If any notice of responsibility, notice of violation, notice letter or other similar notice or claim is issued or filed by the EPA or any State Agency against Mortgagor or the Mortgaged Property under any of the Hazardous Waste Laws and within sixty (60) days after the issuance or filing thereof either (a) the condition referenced therein is not cured or (b) a consent agreement reasonably satisfactory to Mortgagee has not been entered into between Mortgagor and the EPA or the State Agency in question.
     8.10. Breach of, or the proving false or misleading, in any material respect, of any representation or warranty now or hereafter made to Mortgagee by on behalf of, or for the benefit of Mortgagor, or contained in:
               (a) any of the Security Instruments or Other Documents;
               (b) the Note; or
               (c) any loan application, statement, financial statement, certificate or other document, agreement or instrument furnished, signed or executed in connection herewith by, on behalf of, or for the benefit of Mortgagor.
     8.11. The occurrence of any “event of default” under any document, agreement or instrument now or hereafter (a) evidencing or securing any other obligation or indebtedness of Mortgagor or any Other Liable Party to Mortgagee now existing or hereafter arising or (b) evidencing any obligation or other indebtedness secured in whole or in part by any or all of the property covered by any of the Security Instruments, or the nonpayment nonperformance or nonobservance of any of the covenants, agreements or conditions of any such documents, agreements or instruments, which nonpayment, nonperformance or nonobservance shall have continued beyond the expiration of any applicable grace or notice period, or the occurrence of any event or condition which would entitle the obligee of or under any such documents, agreements or instruments to exercise any of its remedies thereunder.
     8.12. Nonpayment of any indebtedness of the Mortgagor or any Other Liable Party (other than the Note or other indebtedness referred to in the preceding subsection) if the effect of such nonpayment is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any other indebtedness, the validity of which is not being contested in good faith by appropriate proceedings, is not paid when due and payable in accordance with the terms of such indebtedness or customary trade practice.

     8.13. (a) (i) The insolvency or inability of Mortgagor or any Other Liable Party to pay his or its debts as they mature; (ii) the appointment of a receiver, trustee, custodian or other fiduciary, for, or for any of the property of, Mortgagor or any Other Liable Party; (iii) the making of an assignment for the benefit of creditors, or the making of or entering into a trust mortgage or deed or other instrument of similar import for the benefit of creditors, by Mortgagor or any Other Liable Party; or (iv) the convening of a meeting of the creditors, or the selection of a committee representing the creditors of Mortgagor or any Other Liable Party; or
          (b) The filing of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the filing of a petition, complaint, or motion under any chapter of the Bankruptcy Code, by Mortgagor or any Other Liable Party; or
          (c) The filing of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or under any chapter of the Bankruptcy Code, or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the entry of any order for relief under any chapter of the Bankruptcy Code, against Mortgagor or any Other Liable Party; provided, however, that if Mortgagor shall immediately notify Mortgagee in writing of the filing of any such petition complaint, motion or other pleading against Mortgagor or any Other Liable Party, and shall provide evidence satisfactory to Mortgagee that Mortgagor or such Other Liable Party, as the case may be, has in good faith and within ten (10) days after the filing of any such petition, complaint, motion or other pleading filed an answer thereto contesting same, then there shall be no Event of Default under this subparagraph (c) until the earliest of (i) the entry of an order for relief or a judgment under any proceedings referred to in this subparagraph (c), (ii) the appointment of a receiver, trustee, custodian or other fiduciary in any such proceeding or (iii) the expiration of a period of thirty (30) days, at the end of which such petition, complaint, motion or other pleading remains undismissed; or
          (d) The entry of any judgment against, or the attachment or garnishment of any of the property, goods or credits of, Mortgagor or any Other Liable Party which remains unpaid, unstayed, undismissed or unbonded for a period of thirty (30) days; or if any foreclosure is instituted (by judicial proceedings, by publication of notice pursuant to a power of sale or otherwise) against Mortgagor under any mortgage, deed of trust or security agreement granted by Mortgagor and is not dismissed or terminated for a period of fifteen (15) days.
     8.14. The dissolution, liquidation or termination of existence of Mortgagor or any Other Liable Party or a sale of assets of Mortgagor or any other Liable Party out of the ordinary course of business.
     8.15. Any material adverse change in the financial condition of, or any act or omission of Mortgagor or any Other Liable Party, or any act or omission of any officer or director of Mortgagor or any Other Liable Party which leads Mortgagee reasonably to believe that performance of any of the covenants, agreements, or conditions of the Note, any of the Security Instruments or any Other Document, is or may be substantially impaired.

     8.16. The death, incompetence, or incapacity to act of any Guarantor, unless a replacement guarantor is provided by Mortgagor within ninety (90) days of such death, which replacement guarantor shall be acceptable to Mortgagee in its sole discretion and which replacement guarantor, together with the other Guarantor, satisfies the financial covenants set forth in the Security Instruments.
     8.17. Except as permitted by Section 5.13 herein, (a) the transfer of any membership interest in Mortgagor or (b) the transfer of any membership interest in Mortgagor held directly or indirectly, through one or more intermediate entities, by any Guarantor or (c) the dilution of the percentage membership interest in Mortgagor held directly or indirectly, through one or more intermediate entities, by any Guarantor, without the prior written consent of Mortgagee.
     8.18. The merger or consolidation with any entity by Mortgagor, or the transfer of any of the membership interests of Mortgagor by any of the present members thereof or dilution of the percentage of the membership interests in Mortgagor held by any of the present members thereof, or the acquisition of any of the membership interests of Mortgagor by any person, corporation or entity not presently a member thereof, without the prior written consent of Mortgagee.
     8.19. If Mortgagor shall breach the financial covenants set forth in the Note beyond any applicable cure period.
     8.20. If Mortgagor fails to promptly notify Mortgagee, in writing, and in any event within ten (10) days, of the occurrence of any event or condition of which Mortgagor is aware which constitutes a Default Condition, and together with such notice, furnish a written statement to Mortgagee which shall set forth the details of any action Mortgagor proposes to take with respect thereto.
     8.21. If any Hedging Agreement (i) fails or ceases in any respect to be in full force and effect and to be continuing, (ii) is terminated, (iii) is disputed or (iv) becomes invalid or unenforceable based on Mortgagor’s default thereunder.
     8.22. If it becomes unlawful under the laws of the State of New York for Mortgagor to perform all or any of Mortgagor’s obligations under any Hedging Agreement.
     8.23. If any Hedging Agreement is not, or is alleged by Mortgagor not to be, binding on or enforceable against Mortgagor or effective to create the security intended to be created by it.
     Section 9. Remedies.
     9.1. Rights Upon Default.
     Upon the occurrence of any Event of Default beyond any applicable notice and cure period hereunder, Mortgagee, in addition to the remedies provided above, shall have each and every of the following rights and remedies, all of which rights and remedies shall be cumulative and not exclusive and in addition to any and all other rights and/or remedies granted to Mortgagee under this Mortgage, the Note, any of the other Security Instruments or Other Documents:
          9.1.1 Mortgagee shall have the right forthwith, at its election, to exercise any and all rights and remedies available to it at law or in equity.
          9.1.2 Mortgagee shall have the right forthwith, at its election, and without further notice or demand (except as otherwise specifically provided in the Note, this Mortgage or the other Security Instruments) and without the commencement of any action to foreclose this Mortgage or exercise any power of sale Mortgagee may have under this Mortgage, to enter immediately upon and take possession of the Mortgaged Property, or any part thereof, without further consent or assignment by Mortgagor, and to do, execute and perform any act, deed, matter or thing whatsoever that ought to be done, executed and performed in and about or with respect to the Mortgaged Property and the leasing, management, or operation thereof as fully as Mortgagor might do, including, without limitation, the right to institute summary proceedings against any Lessee who shall fail to comply with the provisions of the applicable Lease, with the right to lease the Mortgaged Property, or any part thereof, and to collect and receive all of the Rents, issues and profits, and all other amounts past due or to become due to Mortgagor by reason of its ownership of the Mortgaged Property and to apply the same, after the payment of all necessary charges and expenses in connection with the operation of the Mortgaged Property (including, without limitation, any managing agent’s commission, at the option of Mortgagee), on account of the Obligations. If Mortgagor or any other person claiming by, through or under it, (other than any Lessee whose tenancy Mortgagee has agreed not to disturb or whose tenancy Mortgagee, in its sole and uncontrolled discretion, is willing not to disturb) are occupying all or any part of the Mortgaged Property, it is hereby agreed that Mortgagor and such other persons shall either immediately surrender possession of the Mortgaged Property to Mortgagee and vacate the premises so occupied or pay a reasonable rental for the use thereof, monthly in advance, to Mortgagee.
          9.1.3 Mortgagee shall have the right to seek the immediate appointment by any court of competent jurisdiction of a receiver for the Mortgaged Property and the business of Mortgagor in connection therewith and of the Rents and profits arising therefrom, which receiver shall be entitled to immediate possession of the entire Mortgaged Property, whether or not occupied by Mortgagor. Mortgagee shall be entitled to the appointment of such a receiver as a matter of right without consideration of the value of the Mortgaged Property or other security for the Obligations or the solvency of any person or corporation liable for the payment thereof. If Mortgagor is then in possession of the Mortgaged Property or any part thereof, Mortgagor shall immediately, upon the appointment of such receiver, vacate the Mortgaged Property or such part thereof, as the case may be, or pay a reasonable rental for the use thereof during such receivership, the amount of such rental to be agreed upon between said receiver and Mortgagor or to be fixed by the court in which said receiver shall have been appointed; and the relationship between said receiver and Mortgagor shall be that of landlord and tenant.
          9.1.4 Mortgagee, to the extent permitted by law, may choose to utilize the procedures set forth in Article 14 of the Real Property Actions and Proceedings Law and

commence a non-judicial foreclosure by power of sale of this Mortgage. To the extent permitted by law, Mortgagor waives any right granted pursuant to Section 1421, or any other provision of the Real Property Actions and Proceedings Law, to challenge Mortgagee’s election to enforce this Mortgage by means of such non-judicial power of sale unless Mortgagor in good faith believes there is one or more specific factual, meritorious defenses to the foreclosure action.
     9.2. Mortgagee’s Right to Release and Negotiate.
     Without affecting the liability of Mortgagor or any Other Liable Party (except any person expressly released in writing), and without affecting any lien or other security not expressly released in writing, Mortgagee, at any time and from time to time, either before or after maturity of the Note, irrespective of whether any Default Condition then exists and without notice or consent, may do any one or more of the following:
          (a) release any person liable for payment of or performance of any or all of the Obligations;
          (b) make any agreement extending the time, or otherwise altering the terms of payment of the Obligations or any part thereof, or modifying or waiving any of the Obligations, or subordinating, modifying or otherwise dealing with the lien or liens securing payment of the Obligations;
          (c) exercise or refrain from exercising or waive any right Mortgagee may have;
          (d) accept additional security of any kind;
          (e) release or otherwise deal with any property, real or personal, securing the Obligations or any part thereof, including all or any part of the Mortgaged Property; and
          (f) (in the event of any conveyance of Mortgagor’s interest in the Mortgaged Property to parties not appearing in this instrument), deal with such successor or successors in interest with reference to this Mortgage and the Obligations secured hereby, either by way of forbearance on the part of Mortgagee or extension of the time of payment of the Note or any other sum forming part of the Obligations, or otherwise, without in any way modifying or affecting the conveyance under this Mortgage or the original liability of Mortgagor for the Obligations, either in whole or in part. Nothing in this subsection, however, shall be deemed a consent by Mortgagee to the conveyance by Mortgagor of any interest in the Mortgaged Property.
     9.3. Mortgagor to Surrender Possession.
     In the event of any sale of the Mortgaged Property under the provisions hereof, Mortgagor shall forthwith surrender possession thereof to the purchaser. Upon failure to do so, Mortgagor shall thereupon be a tenant at sufferance of such purchaser, and upon its failure to surrender possession of the Mortgaged Property upon demand, such purchaser, his heirs, legal representatives, successors or assigns, shall be entitled to institute and maintain an appropriate action for possession of the Mortgaged Property.
     9.4. Uniform Commercial Code. Upon the occurrence of any Event of Default, Mortgagee shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code then in effect in the state in which the Premises is located. Without limiting the generality of the foregoing:
               (a) Mortgagee, at its option, pursuant to the applicable provisions of Article 9 of the Uniform Commercial Code, may proceed as to both the real and personal property covered by this Mortgage in accordance with its rights and remedies in respect of said real property, in which event (i) the other provisions of the Uniform Commercial Code shall not apply to disposition of the Collateral, and (ii) the sale of the Collateral in conjunction with and as one parcel with said real estate shall be deemed to be a commercially reasonable manner of sale; or
               (b) Mortgagee, at its option, may proceed as to the Collateral separately from said real property, in which event the requirement of reasonable notice shall be met by mailing notice of the sale, postage prepaid, to Mortgagor or any other person entitled thereto at least ten (10) days before the time of the sale or other disposition of any of the Collateral.
     Section 10. Miscellaneous.
     10.1. Notices. Any notice, demand, request, instruction, document, or other communication to be given under or in connection with this Mortgage shall be in writing and hand-delivered, receipt requested or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by Federal Express or other similar courier service, addressed as follows:
     If to Mortgagee:
          Anglo Irish Bank Corporation plc
          Stephen Court
          18/21 St. Stephen’s Green
          Dublin 2, Ireland
          Attn: Owen O’Neill, Director
     Copy by ordinary
     first class mail to:
          Anglo Irish New York Corporation
          222 East 41st Street, 24th Floor
          New York, New York 10017
          Attn: Peter Lennon, Vice President
          and

          Sullivan & Worcester LLP
          1290 Avenue of the Americas
          New York, New York 10104
          Attn: Hugh P. Finnegan, Esq.
     If to Mortgagor:
          Acadia Tarrytown LLC
          c/o Acadia Realty Trust
          1311 Mamaroneck Avenue, Suite 260
          White Plains, New York 10605
          Attn.: Robert Masters, Esq.
     Copy by ordinary
     first class mail to:
          Acadia Realty Trust
          1311 Mamaroneck Avenue, Suite 260
          White Plains, New York 10605
          Attn.: Robert Masters, Esq.
Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other party in the manner herein provided for giving notice. Any such notice, demand, request, or other communication shall be deemed given when mailed as aforesaid.
     10.2. Captions. The captions in this Mortgage are for convenience and reference only and do not define, limit or describe the scope of the provisions hereof.
     10.3. Modifications. The provisions of this Mortgage may be modified or terminated only in a writing signed by Mortgagor and Mortgagee.
     10.4. Non-Waiver. Mortgagee shall not be deemed to have waived or amended any of its rights or remedies under any of the Loan Documents unless such waiver or amendment be in writing and signed by it. No delay or omission on the part of Mortgagee in exercising any such right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or a waiver of the same right or remedy on any future occasion. Without limiting the generality of the foregoing, the acceptance by Mortgagee of any sum after the occurrence of any Event of Default shall not constitute a waiver of the right to require prompt performance of all of the covenants and conditions contained in the Loan Documents. The acceptance by Mortgagee of any sum less than the sum then due shall be deemed an acceptance on account only and shall not constitute a waiver of the obligation of Mortgagor to pay the entire sum then due, and Mortgagor’s failure to pay said entire sum due shall be and continue to be an Event of Default notwithstanding such acceptance of such lesser amount on account, and Mortgagee shall be entitled at all times thereafter to exercise all rights and remedies conferred upon it following an Event of Default, notwithstanding the acceptance by Mortgagee thereafter of future sums on account.
     10.5. Cumlative Nature of Rights and Remedies. The rights and remedies provided Mortgagee in the Loan Documents and any of them, or otherwise available by law, shall be cumulative and may be exercised concurrently or successively. Any one or more of such rights or remedies may be exercised by Mortgagee, at its option, without regard to the adequacy of its security.
     10.6. Limitation of Third-Party Rights. The Mortgagor and Mortgagee do not intend the benefits of any one or more of the Loan Documents to inure to, or otherwise exist for, the benefit of any third party who has a contractual relationship with Mortgagor, who is a creditor of Mortgagor with respect to the Mortgaged Property, or any part thereof, or who otherwise succeeds to Mortgagor’s interest or rights, and none of the Loan Documents shall be construed to make or render Mortgagee liable to any materialman, supplier, contractor, subcontractor, successor in title to the Mortgaged Property, or any part thereof, or any Lessee, or for debts or claims accruing to any such persons against Mortgagor. Notwithstanding anything contained in any of the Loan Documents, or any conduct or course of conduct by Mortgagor or Mortgagee or both, whether before or after signing this Mortgage, none of the Loan Documents shall be construed as creating any right, claim or cause of action against Mortgagee, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, successor in title to the Mortgaged Property, or any part thereof, or any Lessee or to any other person, corporation or other entity, other than Mortgagor.
     10.7. Interpretation. Mortgagor acknowledges that Mortgagor, Mortgagee and their respective counsel have reviewed and revised the Loan Documents and the Commitment Letter and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of the Loan Documents or said Commitment Letter.
     10.8. Assignability of Mortgagee’s Interest. Mortgagee may assign, negotiate, or pledge all or any portion of its rights under the Loan Documents or any of them, and, in case of such assignment, Mortgagor shall accord full recognition thereto. Without limiting the generality of the foregoing, Mortgagee shall have the right to sell or otherwise grant participations in the Loan to one or more of the participating financial institutions and to disclose all information in its possession with respect to Mortgagor and the Mortgaged Property to such institutions; Mortgagor shall cooperate with Mortgagee, if requested by Mortgagee, with respect to any of Mortgagee’s efforts to obtain such participants.
     10.9. Integration. The Loan Documents and the Commitment Letter reflect the entire agreement between Mortgagor and Mortgagee; provided, however, to the extent there shall exist a conflict between any term or provision of the Commitment Letter and any term or provision of the Loan Documents, the term or provision of the Loan Documents shall prevail.

     10.10. Singular Includes Plural. Every word herein purporting to the neuter gender only shall extend to and include males and females and every word herein importing the singular number only shall be construed to extend to and include the plural number also.
     10.11. Severability. In the event any term or provision of this Mortgage or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Mortgage or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall be valid and enforceable to the fullest extend permitted by law.
     10.12. Governing Law. This Mortgage shall be construed in accordance with and governed by the laws of the State of New York in the United States of America, without resort to that state’s conflict of laws rules.
     10.13. Incorporation of Exhibits. All Exhibits referred to in this Mortgage are by such references fully incorporated herein.
     10.14. Successors and Assigns Bound. This Mortgage shall inure to the benefit of and be binding on the successors and assigns of Mortgagee and the heirs, legal representatives, successors and assigns of Mortgagor; provided, however, the foregoing shall not be deemed to allow any assignment by Mortgagor in violation of the terms hereof.
     10.15. Waiver of Jury Trial. Mortgagor and Mortgagee by acceptance of this Mortgage, expressly acknowledge and agree that the Loan involves a sophisticated commercial real estate finance transaction and that disputes arising in connection with the Loan would be most fairly resolved by a judge applying applicable federal and state laws, rather than by arbitration rules or jury trial. To the fullest extent permitted by law, Mortgagor hereby waives, for Mortgagor and Mortgagor’s heirs, legal representatives, successors and assigns, and by acceptance of this Mortgage, Mortgagee hereby waives, for itself, its successors and assigns, any right to a trial by jury in respect to any litigation directly or indirectly arising out of, under, or in connection with this Mortgage, the Note or any of the other Loan Documents. Mortgagor hereby (a) certifies that no employee, attorney or other agent or representative of Mortgagee has represented, expressly or otherwise, that Mortgagee, in the event of litigation, would not seek to enforce the foregoing waiver, and (b) acknowledges that Mortgagee has been induced to make the Loan, by, among other things, the waiver, acknowledgments and certification contained in this subsection.
     Section 11. State of New York Provisions.
     11.1. Non-Residential Property. This Mortgage does not cover real property principally improved by one or more structures containing in the aggregate six (6) or less residential dwelling units having their own separate cooking facilities.

     11.2. Trust Fund. Pursuant to Section 13 of the Lien Law of New York, Mortgagor shall receive the advances secured by this Mortgage and shall hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of any improvement on the Mortgaged Property before using any part of the total of the same for any other purpose.
     11.3. Liability. If Mortgagor consists of more than one person or entity, the obligations and liabilities of each such person or entity hereunder shall be joint and several.
     11.4. Multiple Parcels. In addition to all other rights and remedies of Mortgagee set forth herein, upon the occurrence of an Event of Default, Mortgagee may institute a non-judicial foreclosure proceeding in compliance with applicable law in effect on the date foreclosure is commenced (including, without limitation, non-judicial foreclosure proceedings pursuant to New York Real Property Actions and Proceedings § 1401 et seq.) for Mortgagee to sell the Premises either as a whole or in separate parcels as Mortgagee may determine at public sale or sales to the highest bidder for cash, in order to pay the Indebtedness. If the Premises is sold as separate parcels, Mortgagee may direct the order in which the parcels are sold. Mortgagee shall deliver to the purchaser a Mortgagee’s deed or deeds without covenant or warranty, express or implied. Mortgagee may postpone the sale of all or any portion of the Premises by public announcement at the time and place of sale, and from time to time may further postpone the sale by public announcement in accordance with applicable law.
     11.5. Maximum Amount Secured. Notwithstanding anything contained herein to the contrary, the maximum amount of indebtedness secured by this Mortgage at execution or which under any contingency may become secured hereby at any time hereafter is (i) the principal sum of NINE MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS (US$9,800,000.00) plus interest and late charges thereon (at such rates as provided for in the Note or herein, as applicable), plus (ii) amounts expended by Mortgagee to maintain the lien of this Mortgage or to protect the property secured by this Mortgage, including, without limitation, amounts in respect of insurance premiums, real estate taxes, litigation expenses to prosecute or defend the rights, remedies and lien of this Mortgage or title to the Mortgaged Property secured hereby, and any costs, charges or amounts to which Mortgagee becomes subrogated upon payment, whether under recognized principles of law or equity or under express statutory authority, together with interest on all the foregoing amounts at such rates as provided for in the Note or herein, as applicable.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed, under seal, hereunto duly authorized, as of the date first above written.

ACADIA TARRYTOWN LLC, formerly known as Acadia-Noddle Tarrytown Development Co., LLC, a New York limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

State of                        )
                                     : ss:
County of                     )
     On this ___ day of                     , 2007, before me, the undersigned notary public, personally appeared Robert Masters, proved to me through satisfactory evidence of identification, which were                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

(official signature and seal of notary)

Execution Page-Mortgage Consolidation and Modification Agreement

EXHIBIT A
Legal Description

EXHIBIT B
Permitted Encumbrances

EXHIBIT C
The term “Notes” shall mean all of the notes secured by the mortgages set forth below and “Mortgages” shall mean, collectively:
     1. Mortgage made by RMC Development Company, LLC in favor of Emigrant Savings Bank in the principal amount of $2,000,000.00, dated as of September 9, 1999 and recorded April 25, 2000 in the Office of the County Clerk, Westchester County (the “Register’s Office”) under Control Number 400410557, as assigned by Assignment of Mortgage made by Emigrant Savings Bank to Acadia Realty Limited Partnership, dated May 13, 2004 and recorded April 8, 2005 in the Register’s Office under Control Number 450620831, and as further assigned by an Assignment of Mortgage made by Acadia Realty Limited Partnership to Mortgagee, dated as of October 30, 2007 and intended to be recorded in the Register’s Office simultaneously herewith.
     2. Mortgage, dated the date hereof, in the principal amount of $7,940,521.39, executed by Mortgagor in favor of Mortgagee and intended to be recorded in the Register’s Office simultaneously herewith.